Exhibit 99

VF Reports 2013 Fourth Quarter and Full Year Results, and Announces Outlook For 2014

  Full year 2013 adjusted EPS up 13 percent (up 12 percent on a GAAP basis)
  Full year gross margin up 160 basis points to 48.1 percent
  Full year revenues up 5 percent; fourth quarter revenues up 8 percent
  2014 revenues expected to increase 7 to 8 percent
  2014 gross margin expected to reach 49 percent; operating margin should reach 15 percent
  2014 EPS expected to grow 11 to 13 percent to $3.00 to $3.05
  2014 cash flow from operations expected to approach $1.65 billion
  Expect to return more than $1 billion to shareholders in 2014 through share repurchases and dividends

GREENSBORO, N.C.--(BUSINESS WIRE)--February 14, 2014--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended December 28, 2013. All per share amounts are presented on a diluted basis. “Adjusted amounts” refer to non-GAAP measures that exclude expenses related to the acquisition of the Timberland® and Smartwool® brands (“Timberland”) and the gain on the sale of John Varvatos Enterprises, Inc. (“John Varvatos”) as described in the “Adjusted Amounts” paragraph at the end of this release.

“2013 was a terrific year for VF with record gross margin and earnings per share,” said Eric Wiseman, VF Chairman and Chief Executive Officer. “The combined power of our brands and platforms remains our greatest competitive advantage enabling us to push the envelope on product innovation to connect even more intensely with consumers and providing stellar returns to our shareholders.

“Among many noteworthy brand performances, two significant milestones included The North Face® brand passing $2 billion in global revenues and the Vans® brand surpassing the $1.7 billion revenue mark, becoming VF’s second largest brand,” Wiseman continued. “And with strong results from our direct-to-consumer and international businesses, supported by outstanding execution from our global supply chain, we’ve established excellent momentum that we expect to contribute to a strong year for VF in 2014.”

Fourth Quarter 2013 Review

Revenues rose 8 percent to $3.3 billion, compared with the same period of 2012, driven by double-digit growth in our Outdoor & Action Sports, Sportswear, international and direct-to-consumer businesses, and high single-digit percentage growth in our Imagewear coalition.

Gross margin improved 80 basis points to 48.2 percent, compared with 47.4 percent in the same period of 2012, with improvements in nearly every coalition. The higher gross margin reflects the continuing shift of our revenue mix toward higher margin businesses as well as lower year-over-year product costs.

SG&A as a percent of revenues rose 10 basis points to 32.7 percent in the fourth quarter. This increase includes the impact of an incremental investment of nearly $30 million in marketing to support growth in VF’s largest and fastest growing businesses.

Operating income on an adjusted basis grew 11 percent to $509 million in the fourth quarter, compared with $457 million in the same period of 2012. On a GAAP basis, fourth quarter operating income increased 13 percent to $508 million, compared with $450 million during last year’s same period. There were no material Timberland acquisition-related expenses in the fourth quarter of 2013 while the fourth quarter of 2012 included $7 million of such expenses. Adjusted operating margin was 15.5 percent, compared with 15.1 percent in the fourth quarter of 2012. On a GAAP basis, operating margin rose to 15.5 percent from 14.8 percent in last year’s period.

Net income on an adjusted basis grew 7 percent to $368 million in the fourth quarter, compared with $344 million in the same period of 2012. Adjusted earnings per share increased 6 percent to $0.82 per share compared with $0.77 per share during the same period last year. Fourth quarter 2012 adjusted earnings per share of $0.77 excluded $0.02 per share in Timberland acquisition-related expenses. On a GAAP basis, fourth quarter 2013 net income was up 10 percent to $368 million or $0.82 per share.

Full Year 2013 Review

Revenues increased 5 percent to a record $11.4 billion compared with $10.9 billion in 2012. International revenues were up 8 percent driven by 7 percent growth in Europe and Asia Pacific, and a 9 percent increase in the Americas (non-U.S.) region.

Gross margin rose by 160 basis points to a record 48.1 percent, compared with 46.5 percent in 2012, with improvements in nearly every business. For the full year, the improvement in gross margin reflects the continued shift in our revenue mix toward higher margin businesses as well as lower product costs.

SG&A as a percent of full year revenue rose 50 basis points to 33.6 percent. This increase includes the impact of higher marketing expense that increased the SG&A ratio by 60 basis points, including the nearly $40 million in incremental marketing investments in the second half of 2013 that increased the SG&A ratio by 40 basis points.

Operating income on an adjusted basis increased 11 percent to $1.7 billion in 2013. On a GAAP basis, full year operating income rose 12 percent to $1.6 billion from $1.5 billion in 2012. Acquisition-related expenses for Timberland in 2013 and 2012 were $11 million and $31 million, respectively. Adjusted operating margin was 14.5 percent compared with 13.8 percent in 2012. On a GAAP basis, operating margin was 14.4 percent versus 13.5 percent in 2012.

Net income on an adjusted basis rose 13 percent to $1.2 billion compared to $1.1 billion in 2012. Adjusted earnings per share, which excludes $0.02 in Timberland acquisition-related expenses in 2013 increased 13 percent, to $2.73 from $2.41 in the same period last year. Adjusted earnings per share of $2.41 in 2012 exclude a combined $0.02 in Timberland acquisition-related expenses and the gain from the sale of John Varvatos. On a GAAP basis, full year net income was $1.2 billion while earnings per share grew 12 percent to $2.71 per share.

Coalition Review

Revenues for the Outdoor & Action Sports coalition increased 12 percent in the quarter to $1.9 billion with balanced growth across the U.S. and international markets as well as in wholesale and direct-to-consumer channels. Full year Outdoor & Action Sports revenues were up 9 percent in 2013.

Fourth quarter revenues for The North Face® brand rose 12 percent globally driven by more than 30 percent growth in direct-to-consumer sales and a mid single-digit increase in the brand’s wholesale business. By region, The North Face® brand’s revenues were up 10 percent in the Americas and increased at a high-teen percentage rate in both Europe and Asia Pacific. For the full year, revenues for The North Face® brand grew 7 percent, establishing VF’s first $2 billion brand.

Revenues for the Vans® brand in the fourth quarter were up 14 percent with strong, double-digit growth across all geographies, as well as in the brand’s wholesale and direct-to-consumer platforms. Revenues in the Americas region were up at a low double-digit rate in the quarter, which contributed to the brand surpassing the $1 billion mark in annual revenues in its largest region. In Europe, the Vans® brand grew 20 percent and was up nearly 20 percent in the Asia Pacific region. Revenues for the Vans® brand globally for the full year were up 17 percent.

Revenues for the Timberland® brand were up 13 percent in the fourth quarter. In the Americas region, revenues increased at a high-teen rate driven by strong direct-to-consumer and wholesale growth rates. In Europe, the Timberland® brand posted its strongest quarter of the year with a low-teen rate percentage increase in revenues. And in Asia Pacific, where the brand’s largest market is Japan, fourth quarter revenues were down modestly, but up at a high single-digit rate on a constant-dollar basis. Globally, the Timberland® brand’s growth was balanced between its direct-to-consumer and wholesale businesses in the quarter. Full year Timberland® brand revenues were up 5 percent.

Fourth quarter operating income for Outdoor & Action Sports rose 11 percent to $358 million. Operating margin decreased 10 basis points to 18.7 percent, compared with 18.8 percent in the 2012 period, including the impact of incremental marketing investments in The North Face®, Vans® and Timberland® brands in 2013.

Jeanswear fourth quarter revenues were flat at $734 million. Revenues in the Americas business were flat, including flat results in the U.S. offset by declines in Central and Latin America. In Europe, revenues were up at a mid single-digit percentage rate and sales in our Asia Pacific region were down slightly. In 2013, global Jeanswear revenues were up 1 percent.

Fourth quarter revenues for the Wrangler® brand were up 5 percent driven by strength in the Americas region, with mid single-digit growth in western specialty and slight growth in its U.S. mass channel business, offset by a 10 percent decline (up 8 percent in constant dollars) in Latin America. Wrangler® brand revenues in Europe were up 4 percent (flat on a constant dollar basis). Fourth quarter revenues for the Lee® brand were down 6 percent driven by a mid single-digit percentage increase (up low single-digit percentage in constant dollars) in Europe and Asia, offset by a 10 percent decline in the Americas region, where the business is being negatively impacted by ongoing challenges in the U.S. mid-tier channel.

Operating income for Jeanswear in the fourth quarter rose 2 percent to $134 million. Operating margin grew 40 basis points to 18.3 percent in the quarter, with improvements primarily attributable to strong performances from both the Wrangler® and Lee® brands outside the U.S.

Imagewear revenues were up 9 percent in the fourth quarter to $287 million. This increase is largely due to a contract that was renewed later than expected. For the full year, revenues for the Imagewear coalition were down 1 percent. Fourth quarter operating income for Imagewear was up 31 percent to $45 million, with a 250 basis point improvement in operating margin to 15.6 percent, reflecting meaningful gross margin expansion.

Sportswear had a strong quarter with revenues increasing 14 percent to $208 million. The Nautica® brand grew 11 percent with solid increases in both its wholesale and direct-to-consumer businesses. The Kipling® brand’s U.S. business achieved a 33 percent increase in revenues compared with the same period last year. Globally, the Kipling® brand grew 28 percent. For the year, Sportswear coalition revenues were up 8 percent. In the fourth quarter, operating income increased 11 percent to $36 million, while operating margin declined 50 basis points to 17.2 percent.

In a business environment that continues to be challenging for premium denim, fourth quarter revenues for the Contemporary Brands coalition were up 1 percent to $108 million. Full year revenues for the coalition were down 7 percent, or down 2 percent excluding the impact of the sale of the John Varvatos® brand in April 2012. Contemporary Brands’ fourth quarter operating income was flat compared with last year’s fourth quarter at $9 million. Operating margin was also comparable at 8.3 percent.

International Review

International revenues in the fourth quarter increased 11 percent, up 10 percent on a constant currency basis. Revenues in Europe rose 15 percent, up 10 percent in constant currency, with positive results from nearly every brand in VF’s portfolio. In Asia Pacific, revenues were up 7 percent (up 11 percent in constant currency) driven by 14 percent growth in China, which included strong results from nearly every brand. As anticipated, the Lee® brand returned to growth during the quarter in China. Americas (non-U.S.) revenues increased 5 percent (up 11 percent in constant currency) driven by particular strengths in the Vans®, Timberland® and The North Face® brands. International revenues were 38 percent of total VF revenues in 2013 compared to 37 percent in 2012.

Direct-to-Consumer Review

Direct-to-consumer revenues grew 14 percent in the fourth quarter driven by a 32 percent increase in The North Face® brand, a 12 percent increase in the Vans® brand, 8 percent increases from both the Timberland® and Nautica® brands, and a 44 percent increase in the Kipling® brand. Fifty-three stores were opened across our brands during the quarter bringing the total number of VF owned retail stores to 1,246. For the full year 2013, direct-to-consumer revenues grew 13 percent and accounted for 22 percent of total VF revenues compared with 21 percent in 2012.

Balance Sheet Review

Inventories were up 3 percent compared with December 2012 levels reflecting VF’s continued focus on operational efficiency. For the full year, VF’s cash generation from operations exceeded $1.5 billion. The company returned nearly $700 million to shareholders through dividends and share repurchases despite contributing $100 million to its pension plan and repaying $400 million of debt.

2014 Guidance

“As we look to 2014, we are confident in the continued global success of VF’s portfolio of powerful brands and platforms,” Wiseman said. “Our proven execution and financial discipline makes us the best positioned company in our industry to consistently deliver products and experiences that consumers want and returns that shareholders have come to expect.”

Key points related to VF’s full year 2014 outlook include:

  Revenue expected to increase by 7 to 8 percent including growth in every coalition. Outdoor & Action Sports coalition revenues should increase at a low double-digit rate including a mid-teen percentage growth rate from the Vans® brand, approximately 12 percent growth for The North Face® brand and 10 percent growth for the Timberland® brand. Jeanswear and Imagewear are expected to grow at a low single-digit rate. Sportswear is expected to grow at a high single-digit rate and Contemporary Brands should see mid single-digit percentage growth.
  International revenue should grow 10 percent, driven by high-teen growth in Asia and high single-digit growth in both Europe and the Americas (non-U.S.) regions. International revenues should approximate 38 percent of total revenues in 2014.
  In 2014, to better represent the operations of its direct-to-consumer business, VF will begin to include its concession locations in its direct-to-consumer revenues. Concessions are retail locations (outside the U.S.) where the company is responsible for all aspects of operations without ownership of the retail space. After adjusting 2013 direct-to-consumer revenues for this change, direct-to-consumer is expected to grow at a high-teen percentage rate in 2014 and should represent 26 percent of total VF revenues. Direct-to-consumer growth in 2014 will be driven by approximately 150 store openings, comp store growth and an expected increase of more than 30 percent in e-commerce revenues.
  Expect continued margin expansion, including a 90 basis point improvement in gross margin to 49 percent, and about 60 basis point increase in operating margin to 15 percent.
  Earnings per share should increase 11 to 13 percent to $3.00 to 3.05.
  Expect record cash flow from operations, approaching $1.65 billion.
  Expect to spend approximately $700 million under the company’s share repurchase program; when combined with annual dividend, should return more than $1 billion to shareholders in 2014.
  Other full year assumptions include a 23.5 to 24 percent effective tax rate, a negligible impact from changes in foreign currency and capital expenditures of approximately $270 million.

In terms of quarterly revenue comparisons in 2014, the cadence should be similar to that of 2013 – although at a higher percentage increase per quarter. Accordingly, we expect mid single-digit growth in the first half of 2014 followed by high single-digit growth in the second half of the year. First quarter earnings will face a tougher comparison against last year’s first quarter earnings per share due to the inclusion of $0.03 per share from discrete tax benefits primarily related to the impact of U.S. tax law changes (American Taxpayer Relief Act of 2012) enacted in January 2013. In the second half of 2014, revenue growth and profitability should be the strongest comparison, reflecting the growing contribution of the more seasonally driven Outdoor & Action Sports coalition and expansion of our direct-to-consumer business.

Share Repurchase Authorization

In December 2013, VF’s Board of Directors authorized an additional 50 million shares of common stock for its repurchase program. The company’s previous program, approved in February 2010, authorized 10 million shares of common stock, of which approximately 3 million shares are still available for execution. This brings the total current authorization of VF’s new program to 53 million shares.

Repurchases under VF’s new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other relevant factors. This share repurchase plan does not obligate VF to acquire any particular amount of common stock, and it may be suspended at any time at the company's discretion. VF had approximately 440 million shares of common stock outstanding as of Jan. 31, 2014.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.2625 per share, payable on March 20, 2014 to shareholders of record on March 10, 2014. As a reminder, prior to VF’s four-for-one stock split, the quarterly dividend was $1.05 per share.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other items related to the acquisition of Timberland, which approximated $11 million ($0.02 per share) for the full year 2013. Adjusted amounts for 2012 exclude Timberland acquisition related expenses of $31 million ($0.06 per share) and the gain on the sale of John Varvatos of approximately $42 million ($0.08 per share). Reconciliations of certain GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-455-2238 (domestic) or 719-325-2492 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from Feb. 14 through Feb. 21, 2014, via telephone at 877-870-5176 (access code: 8653621) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s five largest brands are The North Face®, Vans®, Wrangler®, Timberland®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; VF's ability to maintain the strength and security of its information technology systems; adverse unseasonable weather conditions; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended December		%	Twelve Months Ended December		%
	2013	2012	Change	2013	2012	Change

Net sales	$3,258,712	$3,003,360	9%	$11,302,350	$10,766,020	5%
Royalty income	31,387	29,900	5%	117,298	113,835	3%

Total revenues	3,290,099	3,033,260	8%	11,419,648	10,879,855	5%

Costs and operating expenses
Cost of goods sold	1,704,690	1,595,512	7%	5,931,469	5,817,880	2%
Selling, general and administrative expenses	1,077,027	987,460	9%	3,841,032	3,596,708	7%
	2,781,717	2,582,972	8%	9,772,501	9,414,588	4%

Operating income	508,382	450,288	13%	1,647,147	1,465,267	12%

Interest income	1,577	495	219%	4,141	3,353	24%
Interest expense	(20,985)	(22,826)	8%	(84,773)	(93,605)	9%
Other income (expense), net	(2,302)	1,988	(216%)	(4,025)	46,860	(109%)

Income before income taxes	486,672	429,945	13%	1,562,490	1,421,875	10%

Income taxes	119,005	95,777	24%	352,371	335,737	5%

Net income	367,667	334,168	10%	1,210,119	1,086,138	11%

Net (income) loss attributable to noncontrolling interests	-	-		-	(139)

Net income attributable to VF Corporation	$367,667	$334,168	10%	$1,210,119	$1,085,999	11%

Earnings per common share attributable to VF Corporation common stockholders
Basic	$0.84	$0.76	11%	$2.76	$2.47	12%
Diluted	0.82	0.75	9%	2.71	2.43	12%

Weighted average shares outstanding
Basic	439,023	439,572		438,657	439,292
Diluted	447,746	448,240		446,809	447,616

Cash dividends per common share	$0.2625	$0.2175	21%	$0.9150	$0.7575	21%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal fourth quarter ends on the Saturday closest to December 31. For presentation purposes herein, all references to periods ended December 2013 and December 2012 relate to the 13 week and 52 week fiscal periods ended December 28, 2013 and December 29, 2012, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands, except share amounts)

	December	December
	2013	2012

ASSETS
Current assets
Cash and equivalents	$776,403	$597,461
Accounts receivable, net	1,360,443	1,222,345
Inventories	1,399,062	1,354,158
Other current assets	347,074	275,619
Total current assets	3,882,982	3,449,583

Property, plant and equipment	932,792	828,218
Intangible assets	2,960,201	2,917,058
Goodwill	2,021,750	2,009,757
Other assets	517,718	428,405
Total assets	$10,315,443	$9,633,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$18,810	$12,559
Current portion of long-term debt	5,167	402,873
Accounts payable	638,732	562,638
Accrued liabilities	905,292	754,142
Total current liabilities	1,568,001	1,732,212

Long-term debt	1,426,829	1,429,166
Other liabilities	1,243,575	1,346,018
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $1	-	-
Common Stock, stated value $0.25	110,078	110,205
Additional paid-in capital	2,746,590	2,527,868
Accumulated other comprehensive income (loss)	(211,720)	(453,895)
Retained earnings	3,432,090	2,941,447
Total stockholders' equity	6,077,038	5,125,625
Total liabilities and stockholders' equity	$10,315,443	$9,633,021

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Twelve Months Ended December
	2013	2012

Operating activities
Net income	$1,210,119	$1,086,138
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation	157,810	148,969
Amortization of intangible assets	45,787	47,929
Other amortization	49,676	41,058
Stock-based compensation	87,118	92,814
Provision for doubtful accounts	15,756	19,264
Deferred income taxes	(12,370)	(20,797)
Pension expense in excess of (less than) contributions	(28,102)	(20,198)
Gain on sale of business	-	(44,485)
Other, net	14,306	(40,931)
Changes in operating assets and liabilities, net of
sale of business:
Accounts receivable	(155,053)	(111,571)
Inventories	(47,240)	87,620
Other current assets	(9,194)	32,382
Accounts payable	75,073	(74,294)
Accrued compensation	(1,139)	(18,907)
Accrued income taxes	16,628	26,213
Accrued liabilities	85,611	(17,005)
Other assets and liabilities	1,255	40,801
Cash provided by operating activities	1,506,041	1,275,000

Investing activities
Capital expenditures	(271,153)	(251,940)
Business acquisitions, net of cash acquired	-	(1,750)
Proceeds from sale of businesses	-	72,519
Software purchases	(53,989)	(30,890)
Other, net	(25,131)	(8,230)
Cash used by investing activities	(350,273)	(220,291)

Financing activities
Net increase (decrease) in short-term borrowings	9,032	(269,010)
Payments on long-term debt	(404,872)	(2,776)
Purchase of Common Stock	(282,024)	(307,282)
Cash dividends paid	(402,136)	(333,229)
Proceeds from issuance of Common Stock, net	48,029	62,770
Tax benefits of stock option exercises	48,140	47,213
Other, net	-	(201)
Cash used by financing activities	(983,831)	(802,515)

Effect of foreign currency rate changes on cash and equivalents	7,005	4,039

Net change in cash and equivalents	178,942	256,233

Cash and equivalents - beginning of year	597,461	341,228

Cash and equivalents - end of period	$776,403	$597,461

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended December		%	Twelve Months Ended December		%
	2013	2012	Change	2013	2012	Change

Coalition revenues
Outdoor & Action Sports	$1,919,322	$1,709,863	12%	$6,379,167	$5,866,071	9%
Jeanswear	734,075	734,764	-	2,810,994	2,789,293	1%
Imagewear	286,888	262,137	9%	1,065,952	1,075,677	(1%)
Sportswear	207,774	182,724	14%	624,693	577,317	8%
Contemporary Brands	107,714	106,944	1%	415,053	445,960	(7%)
Other	34,326	36,828	(7%)	123,789	125,537	(1%)

Total coalition revenues	$3,290,099	$3,033,260	8%	$11,419,648	$10,879,855	5%

Coalition profit
Outdoor & Action Sports	$358,247	$322,244	11%	$1,106,384	$1,019,425	9%
Jeanswear	134,331	131,394	2%	544,882	466,960	17%
Imagewear	44,860	34,300	31%	152,203	145,053	5%
Sportswear	35,676	32,267	11%	88,157	72,978	21%
Contemporary Brands	8,915	8,896	-	38,825	49,182	(21%)
Other	1,633	(365)	547%	(562)	(232)	(142%)

Total coalition profit	583,662	528,736	10%	1,929,889	1,753,366	10%

Corporate and other expenses	(77,582)	(76,460)	(1%)	(286,767)	(241,239)	(19%)
Interest, net	(19,408)	(22,331)	13%	(80,632)	(90,252)	11%

Income before income taxes	$486,672	$429,945	13%	$1,562,490	$1,421,875	10%

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended December 2013
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$1,919,322	$16,983	$1,902,339
Jeanswear	734,075	(4,805)	738,880
Imagewear	286,888	(1,087)	287,975
Sportswear	207,774	-	207,774
Contemporary Brands	107,714	1,184	106,530
Other	34,326	-	34,326

Total coalition revenues	$3,290,099	$12,275	$3,277,824

Coalition profit
Outdoor & Action Sports	$358,247	$3,583	$354,664
Jeanswear	134,331	358	133,973
Imagewear	44,860	(32)	44,892
Sportswear	35,676	-	35,676
Contemporary Brands	8,915	166	8,749
Other	1,633	-	1,633

Total coalition profit	583,662	4,075	579,587

Corporate and other expenses	(77,582)	-	(77,582)
Interest, net	(19,408)	-	(19,408)

Income before income taxes	$486,672	$4,075	$482,597

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Twelve Months Ended December 2013
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$6,379,167	$53,426	$6,325,741
Jeanswear	2,810,994	(8,286)	2,819,280
Imagewear	1,065,952	(2,420)	1,068,372
Sportswear	624,693	-	624,693
Contemporary Brands	415,053	3,099	411,954
Other	123,789	-	123,789

Total coalition revenues	$11,419,648	$45,819	$11,373,829

Coalition profit
Outdoor & Action Sports	$1,106,384	$16,122	$1,090,262
Jeanswear	544,882	2,208	542,674
Imagewear	152,203	12	152,191
Sportswear	88,157	-	88,157
Contemporary Brands	38,825	494	38,331
Other	(562)	-	(562)

Total coalition profit	1,929,889	18,836	1,911,053

Corporate and other expenses	(286,767)	-	(286,767)
Interest, net	(80,632)	-	(80,632)

Income before income taxes	$1,562,490	$18,836	$1,543,654

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

	Three Months		Three Months
	Ended	Operating	Ended	Operating
	December 2013	Margin	December 2012	Margin

Operating income, as reported under GAAP	$508,382	15.5%	$450,288	14.8%
Timberland acquisition-related expenses	647		6,811

Operating income, as adjusted	$509,029	15.5%	$457,099	15.1%

Net income attributable to VF Corporation,
as reported under GAAP	$367,667		$334,168
Timberland acquisition-related expenses	570		10,226

Net income attributable to VF Corporation,
as adjusted	$368,237		$344,394

Diluted earnings per share, as reported
under GAAP	$0.82		$0.75
Timberland acquisition-related expenses	-		0.02

Diluted earnings per share, as adjusted	$0.82		$0.77

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

	Twelve Months		Twelve Months
	Ended	Operating	Ended	Operating
	December 2013	Margin	December 2012	Margin

Operating income, as reported under GAAP	$1,647,147	14.4%	$1,465,267	13.5%
Timberland acquisition-related expenses	10,684		30,765

Operating income, as adjusted	$1,657,831	14.5%	$1,496,032	13.8%

Net income attributable to VF Corporation,
as reported under GAAP	$1,210,119		$1,085,999
Timberland acquisition-related expenses	8,826		27,927
Gain on sale of John Varvatos Enterprises, Inc.	-		(35,814)

Net income attributable to VF Corporation,
as adjusted	$1,218,945		$1,078,112

	Twelve Months		Twelve Months
	Ended		Ended
	December 2013		December 2012
Diluted earnings per share, as reported
under GAAP	$2.71		$2.43
Timberland acquisition-related expenses	0.02		0.06
Gain on sale of John Varvatos Enterprises, Inc.	-		(0.08)

Diluted earnings per share, as adjusted	$2.73		$2.41

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of The Timberland Company and the gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation Contacts:
Lance Allega, 336-424-6082
Director, Investor Relations
or
Carole Crosslin, 336-424-7836
Director, Corporate Communications